Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference our report dated October 10, 2014, relating to the consolidated balance sheets of OncoSec Medical Incorporated and Subsidiary, a development stage company, as of July 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended July 31, 2014, 2013, and 2012 and for the period from inception (February 8, 2008) to July 31, 2014, and our report dated October 10, 2014, relating to the internal control over financial reporting as of July 31, 2014, in this Post-Effective Amendment No. 4 to Form S-1 (Registration Statement No. 333-175779) on Form S-3. We also consent to the reference to our firm under the caption “Experts” in the prospectus, which is part of said Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

November 10, 2014